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COMPLIANCE POLICIES AND PROCEDURES MANUAL

ARDEN SAGE REGISTERED FUNDS
ARDEN INVESTMENT SERIES TRUST

CODE OF ETHICS

This Code of Ethics (the "Code") has been adopted by the Boards of Managers of Arden Sage Triton Fund, L.L.C., Arden Sage Multi-Strategy TEI Institutional Fund, L.L.C., Arden Sage Multi-Strategy Fund, L.L.C., Arden Sage Multi-Strategy Institutional Fund, L.L.C., Arden Sage Multi-Strategy Master Fund, L.L.C., and the Board of Trustees of the Arden Investment Series Trust (the “Trust”), and Arden Alternative Strategies Fund, a series of the Trust  (each, a “Fund” and collectively, the "Funds") and (collectively, the "Board")  in compliance with Rule 17j-l (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of recommended investments and investment intentions of the Funds may abuse their fiduciary duties and otherwise to deal with the type of conflict of interest situations to which the Rule is addressed.  This Code applies to the Funds' independent board members -- or, independent access persons (as defined below).  Each access person of the Funds (as defined by the Rule) that is employed by the investment adviser of the Funds or a principal underwriter of the Funds is required to comply with the provisions of any code adopted by that service provider and such individual will not be subject to this Code (except where indicated to the contrary herein).1

I.	PURPOSE

This Code states the general principle for the operations of the Funds, sets the standard for the members of the Board and establishes procedures to assure transactions are carried out consistent with that standard.  It differs from a code of ethics for an operating company because the Funds contract with others to provide all the services required by unit holders in the Funds ("Members") and the Funds' officers are generally employees of service providers.  Accordingly, the Board, in entering into contracts on behalf of the Funds, shall evaluate the code of ethics of each service provider to determine that it has established principles that give reasonable assurance the Funds will be managed consistent with the long-term interests of all Members.  In addition, the Board shall evaluate the practices of a service provider to determine that the practices are consistent with its principles by considering:

1           The scope of the Code and its applicability reflect the fact that a separate code of ethics has been adopted by the Funds' investment adviser, Arden Asset Management LLC (the "Adviser").  All personnel of the Adviser who are access persons of the Fund, as such term is defined by the Rule, are subject to the provisions of the Adviser's code of ethics, which has been approved by the Board in accordance with the requirements of the Rule, and such persons shall not be subject to the terms of this Code.

Effective as of: 10/25/12

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•	The tone set by senior management of a service provider regarding the way in which the business will be managed; and
•	The candor of the service provider's employees and their commitment to serve all clients fairly and the responsiveness of the service provider to addressing issues that arise.

II.	DEFINITIONS

Definitions – As used herein:

Independent Access Person:
An independent access person is a manager of the Funds who is not an "interested person" (as defined by the 1940 Act) of the Funds or the Adviser.  The Funds' Chief Compliance Officer (the "CCO") shall maintain a list of independent access persons of the Funds and advise them of their status once a year.

Covered Security:
A covered security is any stock, bond or other instrument as defined in Section 2(a)(36) of the 1940 Act.  A covered security is not a security issued by the Government of the United States, a bankers' acceptance, a bank certificate of deposit, commercial paper, high quality short-term debt instruments or shares issued by a registered open-end investment company.

Covered Security Transaction:
A covered security transaction includes, among other things, a transaction in a covered security, an option to purchase or sell a covered security and an over-the-counter contract on a narrow-based index of securities.

III.	GOVERNING PRINCIPLES

The general principle is that the Funds shall be managed and their units shall be distributed in compliance with all applicable laws, regulations and policies set forth in corporate documents and regulatory filings and in accordance with high business standards.

The Board shall fulfill its fiduciary and oversight responsibility with respect to each service provider by monitoring its operations, serving as a resource, forming opinions regarding the quality and scope of the services provided, and taking such actions as may be required.

In that regard, fiduciary principles govern the personal investment activities of the Funds' independent access persons, including, at a minimum, the following:  (1) the duty at all times to place the interests of the Funds first; (2) the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that personnel providing services to the Funds should not take inappropriate advantage of their positions.

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IV.	POLICY REGARDING INSIDER TRADING

No access person or independent access person (or any family member of such person) who has any material non-public information relating to a covered security, including, without limitation, the purchase or sale or considered purchase or sale of a covered security on behalf of the Funds, except to the extent necessary to effectuate covered security transactions on behalf of the Funds, or to any publicly-traded companies with whom the Funds or the Adviser (or its affiliates) does business, such as clients, partners, or suppliers, may buy or sell such covered securities (or securities of such publicly-traded companies), pass the information to others for use in trading in securities or otherwise attempt to take advantage of the information.

V.	STANDARD OF CONDUCT

Each independent access person shall render decisions based upon the best interest of the Funds and Members.

VI.	PROCEDURES

These procedures are intended to assure compliance with the standard of conduct.

Independent access persons shall report to the Funds' CCO, who shall have responsibility for reviewing each report, on a quarterly basis (if applicable) and an annual basis as follows:

A.	Quarterly Report

No quarterly report shall be filed unless at the time of a covered security transaction, the independent access person knew or in the ordinary course of fulfilling his or her official duties as a Board member should have known, that during the 15-day period immediately preceding or following the date of the transaction, the covered security was purchased or sold or was being considered for purchase or sale for the Funds.  An independent access person shall not be required to report covered securities transactions effected for any account over which such person does not have any direct or indirect influence. Any quarterly report required to be submitted regarding covered security transactions shall be in the form attached hereto as Appendix A and shall be made no later than 30 days after the end of the calendar quarter in which the covered security transaction was effected.  Notwithstanding the foregoing, independent access persons shall not enter into any covered security transactions unless they adhere to the "Governing Principles" and the "Policy Regarding Insider Trading" set forth in Sections C and D above. When a report is made to the CCO in the form of Appendix A by an independent access person under these Procedures, the CCO may request and the independent access person will provide such information concerning the terms of the investment as the CCO may deem necessary to verify that the Governing Principles were adhered to.

Effective as of: 10/25/12

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It is the responsibility of the Funds' officers and the Adviser (and its affiliates) to keep to a minimum any discussion pertaining to covered securities that are being considered or being actively traded for the Funds and to alert independent access persons when such a discussion occurs so that they can avoid trading the covered security if desired or warranted.

B.	Annual Report

An annual report in the form attached hereto as Appendix B shall be filed stating whether he or she has read the Code and complied with its provisions.

VII.	RECORDKEEPING

The CCO shall maintain the following records for a period of six years and shall keep all reports filed pursuant to this Code confidential except that such reports may be made available to the Securities and Exchange Commission ("SEC") or any representative thereof upon proper request:

1.	A copy of the Code;

2.	A list of all independent access persons and a list of persons responsible for reviewing their reports;

3.	A record of any violation and of any action taken;

4.	A copy of each report filed under this Code; and

5.	A copy of each written report and certification furnished to the Board by the CCO, on the Funds' behalf (as required by Section J below).

VIII.	DOING BUSINESS WITH OR BORROWING MONEY FROM THE FUNDS

No independent access person, no members of their families, no company for which they serve as a director, access person, nor any partnership or association of which they are a member, may:

1.
Borrow money or other property from the Funds, directly or indirectly, except the Funds may own debt securities including commercial paper of such a company provided the securities are issued on the same terms of other comparable securities.

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2.
Buy or sell any security or other property from or to the Funds as principal unless permitted to do so by statute, rule or order of the SEC (or an interpretation by its staff) and done pursuant to procedures established by the Board.

IX.	OWNING SHARES OF STOCK OF A BROKER, INVESTMENT ADVISER OR AFFILIATED COMPANY

No independent access person nor any member of his or her immediate family may own, directly or indirectly, any security issued by the Adviser or the Funds' distributor, or by an affiliated company of the Adviser or the Funds' distributor.

X.	REVIEW OF THE CODE BY THE BOARD

On an annual basis, the Board shall review the operation of this Code and shall adopt such amendments (pursuant to Section K below) as may be necessary to assure that the provisions of the Code continue to establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of the Rule.

In connection with the annual review of the Code, the CCO, on the Funds' behalf, will provide to the Board, and the Board will consider, a written report that:

1.
Describes any issues arising under the Code or related procedures during the past year, including, but not limited to, information about material violations of the Code or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and

2.	Certifies that the Funds and each service provider have adopted procedures reasonably necessary to prevent access persons from violating the Code.

XI.	AMENDMENTS AND MODIFICATIONS

This Code may not be amended or modified, in any material respect, except in a written form which is specifically approved by majority vote of the Board's independent managers.

Dated as of October [    ], 2012.

Adopted by the Boards of Managers of Arden Sage Triton Fund, L.L.C., Arden Sage Multi-Strategy TEI Institutional Fund, L.L.C., Arden Sage Multi-Strategy Fund, L.L.C., Arden Sage Multi-Strategy Institutional Fund, L.L.C., and Arden Sage Multi-Strategy Master Fund, L.L.C.

Adopted by the Board of Trustees of the Arden Alternative Strategies Fund.

Effective as of: 10/25/12

APPENDIX A

ARDEN SAGE TRITON FUND, L.L.C.
ARDEN SAGE MULTI-STRATEGY FUND, L.L.C.
ARDEN SAGE MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.L.C.
ARDEN SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C.
ARDEN SAGE MULTI-STRATEGY MASTER FUND, L.L.C.
ARDEN ALTERNATIVE STRATEGIES FUND

QUARTERLY COVERED SECURITIES TRANSACTION REPORT

For the Period Ended:___________________________
(This form must be submitted within 30 days of the end of the relevant quarter)

Name of Access Person:_________________________

Date of Submission:_________________________

Date of Transaction	Nature of Transaction	Title and Class of Securities	Ticker Symbol or CUSIP # (if applicable)	Number of Shares or Principal Amount	Price	Interest Rate and Maturity Date (if applicable)	Person Through Whom Effected

APPENDIX B

ARDEN-SAGE TRITON FUND, L.L.C.
ARDEN-SAGE MULTI-STRATEGY FUND, L.L.C.
ARDEN-SAGE MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.L.C.
ARDEN-SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C.
ARDEN-SAGE MULTI-STRATEGY MASTER FUND, L.L.C.
ARDEN ALTERNATIVE STRATEGIES FUND

INDEPENDENT ACCESS PERSON ANNUAL ACKNOWLEDGMENT FORM

The undersigned independent access person ("Access Person") acknowledges having received and read a copy of the Code of Ethics dated October [  ], 2012 (the "Code"), and agrees that he or she is subject to the Code and agrees to abide by the applicable provisions contained therein.  Such Access Person also hereby certifies that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Date	Name of Access Person

Signature of Access Person